      As filed with the Securities and Exchange Commission on April 5, 2001


                                                      Registration No. 333-30721
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------


                         POST-EFFECTIVE AMENDMENT NO. 3
                                       ON
                                    FORM S-3
                                       TO
                       REGISTRATION STATEMENT ON FORM SB-2
                        UNDER THE SECURITIES ACT OF 1933


                                   ----------

                             MULTIMEDIA GAMES, INC.
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                                         74-2611034
   (State or Other Jurisdiction                          (I.R.S. Employer
of Incorporation or Organization)                      Identification Number)

                        8900 Shoal Creek Blvd., Suite 300
                               Austin, Texas 78757
                                 (512) 371-7100
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                           Clifton E. Lind, President
                             Multimedia Games, Inc.
                        8900 Shoal Creek Blvd., Suite 300
                               Austin, Texas 78757
                                 (512) 371-7100
            (Name, Address, Including Zip Code, and Telephone Number,
                    Including Area Code of Agent for Service)

                                   Copies to:
                                 Larry W. Sandel
               Hall, Estill, Hardwick, Gable, Golden & Nelson, PC
                       320 South Boston Avenue, Suite 400
                              Tulsa, Oklahoma 74103
                                 (918) 594-0479
                              (918) 594-0505 (fax)



Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                             MULTIMEDIA GAMES, INC.


                        1,792,143 Shares of Common Stock





         We are offering 1,274,667 shares of our common stock to the holders of our publicly traded warrants other than warrants held by the selling securityholders listed on page 14. The selling securityholders are offering 517,476 shares of our common stock underlying the warrants held by them.






         Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "MGAM." On April 4, 2001, the closing price for our common stock was $8.4375 per share.



         AN INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS WHICH YOU SHOULD CONSIDER BEFORE YOU INVEST IN OUR COMMON STOCK.


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                This prospectus is dated _________________, 2001

                                TABLE OF CONTENTS


                                                                                                Page
                                                                                                ----

Summary....................................................................................       5
Risk Factors...............................................................................       7
Additional Information.....................................................................      12
Forward-Looking Statements.................................................................      13
Selling Securityholders....................................................................      14
Plan of Distribution.......................................................................      14
Use of Proceeds............................................................................      15
Disclosure of Commission Position on Indemnification For
  Securities Act Liabilities...............................................................      16
Experts....................................................................................      16
Legal Matters..............................................................................      16

                                     SUMMARY

         This summary highlights selected information from this prospectus and the documents incorporated by reference. It may not contain all of the information that is important to you. We encourage you to read the prospectus in its entirety as well as the documents incorporated by reference.

OUR COMPANY


         We are a technology supplier to the gaming industry. We design and develop interactive Class II and Class III games and related electronic player stations and equipment that are marketed to Native American bingo and gaming halls located throughout the United States. We operate our games on behalf of our tribal customers through a telecommunications network called "Betnet." The Betnet network interconnects electronic player stations located within a hall or in multiple bingo halls, thereby enabling players to simultaneously participate in the same game and to compete against one another to win common pooled prizes.



         All of our Class III gaming is currently conducted in Native American gaming halls located in the state of Washington. We offer Class II and Class III game themes that have been designed and developed by us and two Class III game themes that have been licensed from WMS(R) Gaming Inc. (WMS) and are based upon WMS' most popular Class III games. We also produce high-stakes TV bingo game shows that are televised live to multiple participating Indian bingo halls linked via Betnet.



         Prior to fiscal 2000, virtually all of our games and equipment were designed and operated to meet the requirements for Class II gaming as defined in the Indian Gaming Regulatory Act of 1988, as amended.

In late fiscal 1999, we began to design, develop and market Class III games and equipment in the state of Washington. As of December 31, 2000, there were 5,184 electronic player stations in operation at 81 independently owned Indian gaming facilities located in seven states and charity bingo halls in the District of Columbia, of which 1,308 electronic player stations were Class III located in eight gaming halls in the state of Washington. This compares to 4,374 electronic player stations that were in operation at December 31, 1999, of which 556 electronic player stations were Class III located in four gaming halls in the state of Washington and 3,818 were Class II located at 76 bingo halls in eight states and the District of Columbia. Also as of December 31, 2000, our live TV bingo game show, MegaBingo, was being delivered to 18 independently owned Indian bingo halls located in eight states and the District of Columbia, a decrease of 21 bingo halls compared to December 31, 1999.





         We were incorporated in Texas on August 30, 1991. Unless the context otherwise requires, the terms "we," "us," "our" "Company" and words of similar effect includes Multimedia Games, Inc., and our subsidiaries - TV Games, Inc., MegaBingo, Inc., Multimedia Creative Services, Inc. and American Gaming Network L.L.C. Our executive offices are located at 8900 Shoal Creek Blvd., Suite 300, Austin, Texas, 78757, and our telephone number is (512) 371-7100.

         MegaBingo(R), MegaCash(TM), MegaMania(R), FlashCash(TM), Big Cash Bingo(TM), Flash 21 Bingo(TM), Spin & Shout(TM), Freedom 7's(TM), Red Hot Diamonds(TM), Fruit Cocktail(TM), Fruit Cocktail Deluxe(TM), Diamond Cherry Bell Magic(TM), Spinning Cherries Royale(TM), Meltdown(TM), Keno Madness(TM), High Noon Poker(TM), Diamond Crown Jewels(TM), Wild Spinner(TM) and Vortex(TM) are among our trademarks and tradenames and all references to those tradenames and trademarks are deemed to include the applicable tradename or trademark designation. Reel Em In(R) and Filthy Rich(TM) are trademarks of WMS(R) Gaming Inc., and all references to those tradenames and trademarks are deemed to include the applicable tradename or trademark designation.

THE OFFERING


         We are offering for sale 1,274,667 shares of our common stock to the holders of our publicly traded redeemable Class A and Class B common stock purchase warrants excluding the warrants held by the selling securityholders. The selling securityholders are offering for sale 517,476 shares of our common stock issuable upon the exercise of the warrants held by them. The exercise price of each warrant is $8.00 per share. If all of the warrants were exercised, we would receive $14,337,144. We will not receive any of the proceeds from the sale of our common stock by the selling securityholders.



         We are not using any brokers or underwriters and no sales commission will be paid by us. We will receive the entire exercise price of all warrants exercised. We are paying the costs of registering these shares which we estimate to be $100,000.



         Our common stock is quoted on the Nasdaq SmallCap Market under the symbol "MGAM." On April 4, 2001, the closing price for our common stock was $8.4375 per share.


OUR CONTACT

         Clifton E. Lind, President, 8900 Shoal Creek Blvd., Suite 300, Austin, Texas 58757, telephone number: (512) 371-7100.

                                  RISK FACTORS

         Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. Before you invest in our common stock, you should be aware that there are risks in doing so, including those described below. You should consider carefully these risk factors together with all of the other information included in this prospectus and the documents we have incorporated by reference.

         If any of the following risks actually occur, then our business, financial condition or results of operations could be seriously harmed. In that event, the trading price of our common stock could decline and you could lose all or part of your investment.

WE OPERATE IN AN UNCERTAIN LEGAL AND REGULATORY ENVIRONMENT.


         INDIAN GAMING. Virtually all of our business relates to gaming activities on Native American lands. The operation of gaming on Native American lands is subject to the Indian Gaming Regulatory Act of 1986, as amended. The Indian Gaming Regulatory Act also created the National Indian Gaming Commission to promulgate rules and regulations to enforce certain aspects of the Indian Gaming Regulatory Act. Fundamental issues concerning the scope and intent of Indian Gaming Regulatory Act remain unresolved, as do issues relating to the jurisdiction and authority of the National Indian Gaming Commission and other Federal, State, local and tribal governments and agencies.



         Several of these fundamental issues, such as what constitutes the game of bingo and whether our electronic player stations are legal technological aids, appear to have been resolved and clarified in our favor in recent decisions by four federal courts in litigation initiated against us by the Department of Justice. This litigation challenged the legality of our MegaMania game and the electronic player stations used by us in the play of that game. Prior to the litigation, we had received and relied upon opinions and determinations by the National Indian Gaming Commission that MegaMania was legal Class II gaming. The litigation initiated by the Department of Justice shut our business down for a short period of time and was very costly and time consuming to litigate. Had we lost the litigation, we would have lost the business of one of our most popular Class II games. Being able to rely upon opinions and determinations of the National Indian Gaming Commission would avoid uncertainties about the legality of our activities and the threat of potentially devastating litigation with other Federal and state agencies. Nevertheless, we face continued uncertainty as to whether we can rely upon National Indian Gaming Commission opinions and determinations on the legality of our activities and whether we may face other actions initiated by the Department of Justice in the future.



         The uncertainties regarding the scope of the Indian Gaming Regulatory Act and the jurisdiction and authority of the National Indian Gaming Commission to make reliable and binding determinations on the legality of our activities also raises the threat of enforcement actions by state regulatory agencies. The Indian Gaming Regulatory Act was intended to preempt state and local regulation of Class I and Class II gaming. However, many states are taking an increasingly active role in attempting to regulate Indian gaming by making their own independent judgment of whether an activity is Class II or Class III. In some instances, this independent judgement has been contrary to a determination by the National Indian Gaming Commission. In other instances, this independent judgement is exercised only in the absence of a National Indian Gaming Commission determination to the contrary, which is true in most cases since games are usually introduced into the market prior to any determination of legality by the National Indian Gaming Commission.



         In addition to the threat of litigation and enforcement actions, this regulatory uncertainty also increases our cost of doing business. We incur significant time and expense on new game development without any assurance that the National Indian Gaming Commission or other federal, state and local agencies will agree that our game meets the requirements of Class II gaming. In addition, significant time and expense is incurred by us in communicating and dealing with the multitude of Federal, State, local and Tribal agencies claiming to have jurisdiction over aspects of Indian gaming.





         OTHER GAMING ACTIVITIES. We have plans to extend our games and technology into segments of the gaming industry other than Indian gaming, principally the charity bingo market and the extension of Class II and III gaming into horse racing tracks and other pari-mutual wagering facilities licensed by states. None of these activities is currently subject to a nationwide regulatory system such as the Indian Gaming Regulatory Act so regulation would be on a state by state basis. In addition, Federal laws relating to gaming such as the Johnson Act which regulates slot machines and similar gambling devices could also be applicable. We believe our experience with Class III gaming in the state of Washington and with state and local regulatory agencies in our Class II gaming will benefit us in extending into these new markets. Nevertheless, we expect to encounter similar legal and regulatory uncertainties faced by us in our Indian gaming business. There is no assurance that we will ever enter into other segments of the gaming industry or that, if we do, we will be successful in doing so.


WE FACE INTENSE COMPETITION.

         We face intense competition not only from other providers of Class II and Class III gaming, but also from the efforts by many of our existing and potential Tribal customers to extend into Class III gaming. Given the limitations placed on Class II gaming, it is uncertain whether our Class II games can successfully compete in places where casino games, slot machines and other forms of Class III gaming are permitted.

TO REMAIN COMPETITIVE, WE MUST CONTINUE TO DEVELOP NEW PRODUCTS AND SERVICES THAT APPEAL TO OUR CUSTOMERS AND CONSUMERS.

         We believe that a factor important to our future success will include our continued development of new products that appeal to the tastes of consumers, and the introduction of these products in a timely manner. Successful product development and introduction depends upon a number of factors, including the identification of products expected to appeal to consumer preferences, and the timely completion of design and testing. Importantly, any new or modified gaming products that are intended for the Class II gaming market will be designed and operated to meet the requirements of Class II gaming. As a result of the uncertain legal and regulatory environment in which we operate and other factors, there can be no assurance that we will continue to develop and introduce new products in a timely manner that will achieve commercial success.

WE ARE DEPENDANT UPON A FEW CUSTOMERS.


         For the year ended September 30, 2000, the Chickasaw Nation of Oklahoma accounted for approximately 21% of our total gaming revenues, and the Cherokee Nation of Oklahoma accounted for approximately 11% of our total gaming revenues. Two tribes accounted for approximately 19% and 12% of gaming revenues in 1999, and two tribes each accounted for approximately 17% of gaming revenues in 1998. No other tribe accounted for more than 10% of our total gaming revenues in any of these years. While we believe that our relationship with all of our tribal customers is good, the loss of either of the two tribes would have a material and adverse effect upon our financial condition and results of operations.


         Approximately 48%, 45% and 48% of our gaming revenues during the years ended September 30, 2000, 1999 and 1998, respectively, were derived from halls operated by four tribes. On September 30, 2000, accounts receivable from one tribe accounted for approximately 23% of our total accounts receivable; the same tribe accounted for approximately 22% of our total accounts receivable in 1999.

         This concentration of business with a few customers has the usual risks associated with the lack of diversity in a broad customer base, the principal one being that local economic changes may adversely affect our customers more suddenly and disproportionately than national trends.


WE MAY INCUR PRIZE PAYOUTS IN EXCESS OF GAME REVENUES.

         The prizes awarded under our bingo games are based upon attaining an assumed level of gross game receipts and statistical assumptions as to the frequency of winners. With respect to our interactive gaming activities, we may experience on any day or over short periods of time a "game deficit" where the total aggregate amount of prizes paid exceed aggregate game revenues. In these instances, we essentially act as a "bank" to our Tribal customers who continue to receive their share of gross game revenues based upon an assumed rather than the actual level of prize payouts. However, over any statistically relevant period of time, we do not experience any "game deficits" and are able to replenish any amounts "banked" for our Tribal customers. No assurances can be given that we will not miscalculate our statistical assumptions or for other reasons experience abnormally high rates of jackpot prize wins which may materially and adversely affect our cash flow on a temporary or long-term basis and which, under certain circumstances, could materially and adversely affect our earnings and financial condition.


         With respect to our TV bingo game shows, we self-insure against smaller prizes and obtain insurance through a third party for larger jackpots. A portion of the prize risk is also shared with participating bingo halls through funds reserved from bingo card sale receipts and deposited into a prize allocation account. Since the prizes awarded in our TV bingo game shows can be large, e.g., one million dollars, we could be adversely affected if our third party insurance provider for some reason fails or refuses to pay. We have never experienced a situation where the insurance provider has refused to pay or where we have lacked sufficient funds to meet prize payouts.


WE HAVE OUTSTANDING A SIGNIFICANT NUMBER OF OPTIONS AND WARRANTS THAT COULD DILUTE EXISTING SHAREHOLDERS.


         As of September 30, 2000, there were outstanding options and warrants to purchase an aggregate of 3,610,768 shares of our common stock at exercise prices ranging from $2.00 to $9.44 per share. The vast majority of these options and warrants are exercisable at prices ranging from $3.00 to $8.00 per share. Of these outstanding options and warrants, 2,819,668 are immediately exercisable and the remainder become exercisable in substantially equal annual increments over the next two years. In addition to these options and warrants, the shares of our Series A Preferred Stock are immediately convertible into 435,195 shares of common stock. To the extent that these options and warrants and Series A Preferred Stock are exercised or converted, dilution to our shareholders will occur. Moreover, the terms upon which we could be able to obtain additional equity capital may be adversely affected by the existence of these options and warrants for two reasons:



         - The options and warrants can be expected to be exercised only at a time when the market price of our common stock is above the exercise price of the options and warrants and therefore we could, in all likelihood, have been able to obtain any needed capital on terms more favorable to us than the exercise terms provided in these securities; and



         - The exercise or conversion of the options and warrants and Series A Preferred Stock can be expected to occur only in connection with the sale in the public market of the underlying common stock which could have the effect of depressing the market price of our common stock.

WE DO NOT EXPECT TO PAY ANY DIVIDENDS ON OUR COMMON STOCK.


         We have never declared or paid any cash dividends on our common stock. We intend to retain our earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends on our common stock in the foreseeable future.


OUR FINANCIAL RESULTS MAY FLUCTUATE, WHICH COULD AFFECT OUR STOCK PRICE.

         We have experienced significant fluctuations in our financial results from quarter to quarter and from year to year. Our revenues, capital expenditures and operating results can vary significantly due to a number of factors including

         -        our dependence on a small number of major customers;

         - relatively long sales cycles beginning with game design and ending with the introduction of the game into gaming facilities;

         - the unpredictable timing and amount of expenditures by tribal customers; and

         - uncertainties relating to the legal and regulatory environment in which we operate, which may delay and add cost to new product development.


         These factors may make it difficult to forecast revenues and expenditures over extended periods. Consequently, our operating results for any period could be below the expectations of securities analysts and investors. This in turn could lead to sudden and sometimes dramatic declines in the market price of our common stock.


WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR PROPRIETARY RIGHTS OR AVOIDING CLAIMS THAT WE INFRINGE UPON THE PROPRIETARY RIGHTS OF OTHERS.


         We principally rely upon patent, copyright, trademark and trade secret laws, license agreements and employee nondisclosure agreements to protect our proprietary rights and technology. These laws and contractual provisions provide only limited protection. The issuance of a patent does not necessarily mean that our technology does not infringe upon the intellectual property rights of others. Accordingly, there can be no assurance we will not be subject to infringement claims from other parties. Problems with patents or other rights could potentially increase the cost of our services or delay or preclude new product development and commercialization. If infringement claims against us are valid, we may seek licenses that might not be available on acceptable terms or at all. Litigation could be costly and time-consuming but may be necessary to protect our patents and/or technology license positions or to defend against infringement claims. We could incur substantial costs and diversion of management resources in the defense of any claims relating to the proprietary rights of others, which could have a material adverse effect on our business, financial condition and results of operations.


WE MAY NOT BE ABLE TO ADAPT TO CHANGES IN TECHNOLOGY, PRODUCTS AND INDUSTRY STANDARDS.


         The markets in which we compete are characterized by rapidly changing technology and evolving industry practices. Competitors may introduce other types of gaming products which have a greater appeal to players. Our income would be directly and adversely affected by a decline in player use since our income is derived from receiving a percentage of the gross profit generated by our gaming products. The extent to which players play our games also effects the willingness of our tribal customers to retain our services or to expand our services by introducing new games into their gaming facilities. Most or our contracts with our tribal customers are on a year to year basis with separate contracts for each bingo hall operated by that tribe. There is no uniform or predominant expiration date for our contracts. Accordingly, at any point in time, generally one-twelfth of our business is subject to non-renewal.



HOLDERS OF OUR PUBLICLY TRADED WARRANTS WILL NOT BE ABLE TO EXERCISE THEIR WARRANTS UNLESS WE HAVE A CURRENT PROSPECTUS AND THE SALE BY US OF THE UNDERLYING COMMON STOCK IS QUALIFIED IN STATES WHERE HOLDERS RESIDE. THE SELLING SECURITYHOLDERS WILL NOT BE ABLE TO PUBLICLY RESELL THE COMMON STOCK UNDERLYING THE WARRANTS UNLESS WE HAVE A CURRENT PROSPECTUS.



         Under Federal and state securities laws, holders of our publicly traded warrants will be able to exercise the warrants only if


         - a current prospectus under the Securities Act relating to our common stock is then in effect; and

         - the sale by us of our common stock is qualified or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside.


         Under Federal and state securities laws, the selling securityholders will not be able to publicly resell the common stock underlying the warrants unless a current prospectus under the Securities Act relating to their resale is then in effect.



         Although we intend to use our best efforts to maintain a current registration covering our common stock, there can be no assurance that we will be able to do so. The value of our publicly traded warrants may be greatly reduced if a registration covering the sale by us of our common stock or the resale of the underlying common stock by the selling securityholders is not kept current or if the sale by us of our common stock to the holders of the publicly traded warrants is not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Persons holding our publicly traded warrants who reside in jurisdictions in which our common stock is not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants or allow them to expire unexercised.


HOLDERS OF WARRANTS COULD BE ADVERSELY AFFECTED IF WE REDEEM THE WARRANTS.

         The warrants are redeemable by us at any time, in whole or in part, at a price of $.10 per warrant, subject to the following conditions:

         -     we must give you 30 days prior written notice; and

         - the closing bid price of our common stock for the twenty (20) consecutive trading days ending not later than seven days prior to the date on which the notice of redemption is given, must have exceeded 150% of the then exercise price per share of the Warrants (i.e., $12.00 per share).

         Warrant holders have the right to exercise the warrants until the close of the business on the day preceding the date fixed for redemption. Notice of redemption of the warrants could force the holders to exercise the warrants and pay the exercise price at a time when it may be disadvantageous for them to do so, or to sell the warrants at the current market price when they might otherwise wish to hold them, or to accept the redemption price, which may be substantially less than the market value of the warrants at the time of redemption. It should be expected that a notice of redemption of the warrants will result in a decline in the market price of our common stock.

VIRTUALLY ALL OF OUR OUTSTANDING SHARES OF COMMON STOCK AND THE SHARES ISSUABLE UPON THE EXERCISE OR CONVERSION OF OUTSTANDING RIGHTS TO PURCHASE ARE FREELY TRADABLE.

         Virtually all of the shares of our common stock issuable upon the exercise of the rights and convertible securities described above as well as the shares of common stock currently outstanding are either held by non-affiliates and are freely traded in the public market, or are currently registered under the Securities Act for sale to the public or are eligible for immediate sale under Rule 144, subject to certain volume limitations. Sales of substantial amounts of common stock, or the perception of such sales, could adversely affect the prevailing market prices of our common stock.


                             ADDITIONAL INFORMATION



         This prospectus is part of a registration statement on Form S-3 (Registration No. 333-30721) which we have filed with the Securities and Exchange Commission (the "SEC"). It does not include all of the information that is in the registration statement and the additional documents filed as exhibits with it. For more detail you should read the exhibits themselves.



         We file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be obtained:



         - at the Public Reference Section of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549,



         - at the SEC's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048,



         -        on the SEC's website: http://www.sec.gov., and



         - at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006, or by calling the Nasdaq Public Reference Room Disclosure Group at (800) 638-8241 or (202) 728-8298.



         You may call the SEC at 1-800-SEC-0330 for further information on its public reference rooms.



         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring to you those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the warrants have been exercised.



         -        our annual report on Form 10-K for the year ended September
                  30, 2000;



         -        our current report on Form 8-K filed with the SEC on January
                  16, 2001;



         - our quarterly report on Form 10-Q for the quarter ended December 31, 2000;



         - the description of our common stock contained in our registration statement on Form 8-A dated April 22, 1996.

         If information in incorporated documents conflicts with information in this prospectus you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.



         We will provide you with copies of these documents at no cost to you if you request them by writing or telephoning us at the following address:



             Multimedia Games, Inc.
             8900 Shoal Creek Blvd., Suite 300
             Austin, Texas 78757
             Telephone: (512) 371-7100.



         You should rely only on the information provided in this prospectus or any prospectus supplement or incorporated in this prospectus by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents, as the affairs of our Company may have changed since that time.


                           FORWARD-LOOKING STATEMENTS

         Statements contained in this prospectus (including those documents which are incorporated by reference) that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. These forward-looking statements may be identified by the use of forward-looking terms such as "believes," "expects," "may," "will," "should" or "anticipates" or by discussions of strategy that involve risks and uncertainties. From time to time, we have made or may make forward-looking statements, orally or in writing. These forward-looking statements include statements regarding anticipated future revenues, sales, operations, demand, competition, capital expenditures, the outcome of litigation and other statements regarding matters that are not historical fact and involve predictions which are based upon a number of future conditions that ultimately may prove to be inaccurate. Our actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that may cause or contribute to such differences include those discussed under Risk Factors, as well as those discussed elsewhere in this prospectus. We caution you however, that this list of factors may not be complete.

                             SELLING SECURITYHOLDERS



         The following table lists the name of each selling securityholder and the number of shares of common stock to be registered and offered for sale by the selling securityholders. Except as noted in the table below, the selling securityholders are offering all of the shares of common stock owned by them or to be received by them upon the exercise of their warrants. The term "selling securityholders" includes donees, pledgees, transferees and other successors in interest to the selling securityholders after the date of this prospectus. No selling securityholder owns more than one percent of our issued and outstanding common stock. All of the selling securityholders acquired their warrants in a private offering consummated by us in November, 1996.



             Name                                      Number of Shares Offered
             ----                                      ------------------------

         Bantry Bay Associates LLC                               155,865
         CIBC Trust Company (Bahamas),
             as Trustee of the Paradigm Trust                    155,866
         Theodore J. Burns                                       109,578
         Interpacific Capital Corp.                               40,000
        *Quad Capital Partners                                    16,667
         Morris Stellar                                           16,667
         First National Trust Assc
             FBO: Roger A. Granberg                                8,333
         Leonard Anderson                                          8,000
        *Lawrence Kaplan                                           4,500
        *Helane Kaplan                                             2,000
                                                              ----------
                           Total:                                517,476



----------



* Lawrence Kaplan is a partner in Quad Capital Partners and is the husband of Helane Kaplan. Mr. Kaplan is a member of our Board of Directors. In addition to these shares, Mr. Kaplan owns directly or beneficially 250,933 shares of our common stock


                              PLAN OF DISTRIBUTION


         This prospectus relates to the sale by us of our common stock upon the exercise of our outstanding Class A and Class B redeemable common stock purchase warrants held by persons other that the selling securityholders and the resale by the selling securityholders of the common stock underlying the warrants held by them. The sales by us, if any, will be made directly by us upon receipt of notification of exercise by a warrant holder. There are no brokers or underwriters involved in the sales by us, and no sales commission will be paid. We will receive the entire exercise price of all warrants exercised.






         The selling securityholders may sell their shares from time to time in one or more types of transactions, which may include block transactions, on the Nasdaq SmallCap Market. The type of transactions include:



                  -        negotiated transactions



                  -        put or call option transactions;



                  -        short sales; or

                  - a combination of the above transaction at market prices at the time of sale or at negotiated prices.



         These transactions may or may not involve brokers or dealers. The selling securityholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling securityholders.



         We have agreed to indemnify the selling securityholders and their officers, directors and each person who controls any selling securityholder against all losses, claims, damages, liabilities and expenses caused by:



                  - any untrue or alleged untrue statement of material fact contained in the registration statement, this prospectus or any amendment or supplement to these documents; or



                  - any omission or alleged omission to state a material fact in the registration statement, this prospectus or any amendment or supplement to these documents that is required to be stated or necessary to ensure that the documents are not misleading.



         A selling securityholder will not be indemnified if the claims relating to or arising from untrue statements or omissions if:



                  - the statements or omissions are based on written information provided by the selling securityholder for use in the preparation of the registration statement, this prospectus or any amendments or supplements to these documents; or



                  - the selling securityholder fails to deliver a copy of this prospectus to a buyer.



         The selling securityholders and any broker-dealers that act in connection with the sale of securities might be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by those broker-dealers and any profit on the resale of the securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.



         Because selling securityholders may be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. We have informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.



         Selling securityholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of that Rule.



                                 USE OF PROCEEDS



         We will not receive any proceeds from the sale by the selling securityholders of the common stock underlying the warrants held by them. We will receive proceeds only from the exercise of the warrants. The amount of proceeds we will receive, if any, depends on how many of the warrants are exercised. We believe that the exercise of the warrants will depend on the market price of our common stock and its relation to the exercise price of the warrants. The exercise price is $8.00 per share. On April 4, 2001, the closing price for our stock as quoted on the Nasdaq SmallCap market was $8.4375 per share. If all of the warrants were exercised, we would receive $14,337,144. All of the warrants expire on November 12, 2001 to the extent not exercised prior to that date.

         We intend to use the net proceeds from the exercise of the warrants, if any, for working capital and general corporate purposes. Until we use the proceeds for these purposes, we intend to place the funds in interest-bearing investments such as bank accounts, certificates of deposit and United States Government obligations.


              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES


         Our By-Laws authorize us to indemnify any present or former director, officer, employee, or agent or a person serving in a similar post in another organization at our request, against expenses, judgments, fines, and amounts paid in settlement incurred in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent not prohibited by the Texas Business Corporation Act, public policy or other applicable law. Article 202 of the Texas Business Corporation Act authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                     EXPERTS


         The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the years ended September 30, 1999 and 2000, have been incorporated in reliance on the report of BDO Seidman, LLP, independent certified public accountants, given upon the authority of said firm as experts in auditing and accounting. The consolidated financial statements of Multimedia Games, Inc. for the year ended September 30, 1998 and incorporated in this Prospectus by reference to the Annual Report on Form 10-K of Multimedia Games, Inc. have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                  LEGAL MATTERS

         The validity of the common stock offered by this prospectus will be passed upon for us by Hall, Estill, Hardwick, Gable, Golden & Nelson, PC, Tulsa, Oklahoma.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following are the estimated expenses in connection with the distribution of the securities being registered:

Securities and Exchange Commission Registration Fee ..............     $    8,354
Accounting Fees and Expenses .....................................         17,500
Attorneys' Fees and Expenses .....................................         30,000
Printing Fees and Expenses .......................................         22,500
Blue Sky Fees and Expenses .......................................          2,000
Nasdaq Listing Fees ..............................................          7,500
Miscellaneous ....................................................         12,146
                                                                       ----------

                          Total ..................................     $  100,000
                                                                       ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         See "Disclosure of Commission Position on Indemnification For Securities Act Liabilities" in the prospectus.

ITEM 16.  EXHIBITS

EXHIBIT
  NO.                                    TITLE                                                      LOCATION
-------                                  -----                                                      --------

 3.1             Amended and Restated Articles of Incorporation                                         (3)
 3.2             Bylaws                                                                                 (1)
 5.1             Opinion Hall, Estill, Hardwick, Gable, Golden & Nelson re Legality                     (8)
10.1             Form of Integrated Gaming Services Agreement                                           (1)
10.2             Contingent Grand Prize Risk Assumption Agreement
                 dated October 1, 1995, between  the Company and SCA Promotions, Inc.                   (2)
10.3             Form of 1992-3 Warrant Certificate Issued by the Company                               (1)
10.4             Form of 1995 Warrant Certificate Issued by the Company                                 (1)
10.5             Registration Rights Agreement dated January 23, 1995 between the Company
                 and holders of certain Warrants                                                        (1)
10.6             Registration Rights Agreement dated January 23, 1995
                 between the Company and holders of certain Warrants                                    (1)
10.7             Registration Rights Agreement among  the Company and holders of
                 certain Warrants                                                                       (2)
10.8             1994 Employee Stock Option Plan                                                        (1)
10.9             1994 Director Stock Option Plan                                                        (1)
10.10            1996 Stock Incentive Plan, as amended                                                  (7)
10.11            President's Plan                                                                       (6)
10.12            1998 Senior Executive Stock Option Plan                                                (7)

10.13            Form of Class A Warrant                                                                (4)
10.14            Form of Class B Warrant                                                                (4)
10.15            Warrant Agreement dated November 12, 1996 between
                 the Company and Corporate Stock Transfer, as Warrant Agent                             (4)
10.16            Amendment to Warrant Agreement, dated July 18, 1997                                    (4)
10.17            Consulting Agreement, dated April 15, 1998, between
                 the Company and Larry D. Montgomery.                                                   (6)
10.18            Amendment to Consulting Agreement dated August 31, 1998.                               (6)
10.19            Shareholder Rights Plan                                                                (5)
10.20            Loan and Security Agreement dated July 10, 1999 with Coast Business Credit,
                 a division of Southern Pacific Bank                                                    (9)
10.21            Amendment Number One to Loan and Security Agreement and Waiver,
                 dated as of December 22, 1999                                                          (9)
10.22            Special Services Contract executed August 14, 2000 with John Winkelman                 (9)
10.23            Consulting Agreement dated as of November 9, 2000 with Martin Keane                    (9)
21.1             Subsidiaries of Registrant                                                             (8)
23.1             Consent of BDO Seidman, LLP                                                            (9)
23.2             Consent of PricewaterhouseCoopers LLP                                                  (9)
23.3             Consent of Legal Counsel                                                               (8)
24.1             Power of Attorney                                                                      (8)


(1) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1994.

(2) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1996.

(3) Indicates incorporated by reference to the Company's Form 10-QSB filed with the Commission for the quarter ended March 31, 1997.

(4) Incorporated by reference to the Company's registration statement on Form 8-A, filed with the Commission on July 29, 1997.

(5) Incorporated by reference to the Company's registration statement on Form 8-A, filed with the Commission on October 23, 1998.

(6) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1998.

(7) Incorporated by reference to the Company's Proxy Statement filed with the Commission on April 8, 1999.


(8)      Previously filed.



(9)      Filed herewith.


ITEM 17.  UNDERTAKINGS

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to;

                  (i) include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) include any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) or the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement, to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on the 6th day of February, 2001.

                                             MULTIMEDIA GAMES, INC.



                                             By: /s/ Clifton E. Lind
                                                 -------------------------------
                                                 Name: Clifton E. Lind
                                                 Title: President



         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ Gordon T. Graves                        Chairman of the Board,
--------------------------------            Chief Executive Officer
Gordon T. Graves                            and Director                        Dated:  April 5, 2001

/s/ Clifton E. Lind                         President, Chief Operating
--------------------------------            Officer and Director                Dated:  April 5, 2001
Clifton E. Lind

/s/ Frank W. Rehanek, Jr.                   Controller and
--------------------------------            Principal Financial Officer         Dated:  April 5, 2001
Frank W. Rehanek, Jr.

/s/           *                             Vice Chairman of the
--------------------------------            Board and Director                  Dated:  April 5, 2001
Larry D. Montgomery

/s/       *                                 Director                            Dated:  April 5, 2001
--------------------------------
Thomas W. Sarnoff

/s/       *                                 Director                            Dated:  April 5, 2001
--------------------------------
Ali P. Alizadeh

/s/       *                                 Director                            Dated:  April 5, 2001
--------------------------------
John Winkelman

/s/       *                                 Director                            Dated:  April 5, 2001
--------------------------------
Martin A. Keane

/s/      *                                  Director                            Dated:  April 5, 2001
--------------------------------
Lawrence E. Kaplan

*By: /s/ Clifton E. Lind
    ----------------------------
     Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
  NO.                                    TITLE                                                      LOCATION
-------                                  -----                                                      --------

 3.1             Amended and Restated Articles of Incorporation                                         (3)
 3.2             Bylaws                                                                                 (1)
 5.1             Opinion Hall, Estill, Hardwick, Gable, Golden & Nelson re Legality                     (8)
10.1             Form of Integrated Gaming Services Agreement                                           (1)
10.2             Contingent Grand Prize Risk Assumption Agreement
                 dated October 1, 1995, between  the Company and SCA Promotions, Inc.                   (2)
10.3             Form of 1992-3 Warrant Certificate Issued by the Company                               (1)
10.4             Form of 1995 Warrant Certificate Issued by the Company                                 (1)
10.5             Registration Rights Agreement dated January 23, 1995 between the Company
                 and holders of certain Warrants                                                        (1)
10.6             Registration Rights Agreement dated January 23, 1995
                 between the Company and holders of certain Warrants                                    (1)
10.7             Registration Rights Agreement among  the Company and holders of
                 certain Warrants                                                                       (2)
10.8             1994 Employee Stock Option Plan                                                        (1)
10.9             1994 Director Stock Option Plan                                                        (1)
10.10            1996 Stock Incentive Plan, as amended                                                  (7)
10.11            President's Plan                                                                       (6)
10.12            1998 Senior Executive Stock Option Plan                                                (7)

10.13            Form of Class A Warrant                                                                (4)
10.14            Form of Class B Warrant                                                                (4)
10.15            Warrant Agreement dated November 12, 1996 between
                 the Company and Corporate Stock Transfer, as Warrant Agent                             (4)
10.16            Amendment to Warrant Agreement, dated July 18, 1997                                    (4)
10.17            Consulting Agreement, dated April 15, 1998, between
                 the Company and Larry D. Montgomery.                                                   (6)
10.18            Amendment to Consulting Agreement dated August 31, 1998.                               (6)
10.19            Shareholder Rights Plan                                                                (5)
10.20            Loan and Security Agreement dated July 10, 1999 with Coast Business Credit,
                 a division of Southern Pacific Bank                                                    (9)
10.21            Amendment Number One to Loan and Security Agreement and Waiver,
                 dated as of December 22, 1999                                                          (9)
10.22            Special Services Contract executed August 14, 2000 with John Winkelman                 (9)
10.23            Consulting Agreement dated as of November 9, 2000 with Martin Keane                    (9)
21.1             Subsidiaries of Registrant                                                             (8)
23.1             Consent of BDO Seidman, LLP                                                            (9)
23.2             Consent of PricewaterhouseCoopers LLP                                                  (9)
23.3             Consent of Legal Counsel                                                               (8)
24.1             Power of Attorney                                                                      (8)


(1) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1994.

(2) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1996.

(3) Indicates incorporated by reference to the Company's Form 10-QSB filed with the Commission for the quarter ended March 31, 1997.

(4) Incorporated by reference to the Company's registration statement on Form 8-A, filed with the Commission on July 29, 1997.

(5) Incorporated by reference to the Company's registration statement on Form 8-A, filed with the Commission on October 23, 1998.

(6) Indicates incorporated by reference to the Company's Form 10-KSB filed with the Commission for the fiscal year ended September 30, 1998.

(7) Incorporated by reference to the Company's Proxy Statement filed with the Commission on April 8, 1999.


(8)      Previously filed.



(9)      Filed herewith.